    As filed with the Securities and Exchange Commission on August 20, 1999.

                              REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          MOTIVEPOWER INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


        Pennsylvania                                         82-046101
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                         Identification Number)


                         Two Gateway Center, 14th Floor
                              Pittsburgh, PA 15222
                    (Address of Principal Executive Offices)

                          MOTIVEPOWER INDUSTRIES, INC.
                              STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                             Jeannette Fisher-Garber
                  Vice President, Secretary and General Counsel
                          MotivePower Industries, Inc.
                         Two Gateway Center, 14th Floor
                              Pittsburgh, PA 15222
                                 (412) 201-1101
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------------------
                                                                                    Proposed
                                                             Proposed                Maximum            Amount
           Title of                     Amount                Maximum               Aggregate             of
          Securities                     To Be             Offering Price           Offering           Registra-
       to be Registered               Registered             Per Share                Price            tion Fee
--------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $0.01        3,000,000 shares        $13.56 (1)           $40,677,941 (1)       $11,309
par value

Preferred Stock Purchase             3,000,000 rights           (2)                     (2)               (2)
Rights

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, the Proposed Maximum Offering Price Per Share is based upon (a) the weighted average of the prices at which the options may be exercised for options for which the exercise prices are known ($11.32 per share for 846,814 shares), and (b) for the remaining options, the reported average of the high and low prices for the Registrant's common stock on the New York Stock Exchange on August 18, 1999 ($14.44 per share for 2,153,186 shares).

(2) The Preferred Stock Purchase Rights are evidenced by certificates for shares of MotivePower Common Stock and automatically trade with MotivePower Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the MotivePower Common Stock.


         On June 23, 1994, the Registrant filed a registration statement or Form S-8 (File No. 033-80702) to register 2,250,000 shares of the Registrant (as adjusted from 1,500,000 shares to give effect to the Registrant's 3 for 2 stock split on April 2, 1999) relating to the MotivePower Industries, Inc. Stock Incentive Plan (formerly the MK Rail Corporation Stock Incentive Plan) is effective.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


REOFFER PROSPECTUS

                             Up to 2,000,000 Shares

                          MOTIVEPOWER INDUSTRIES, INC.

                                  Common Stock

         This Prospectus relates to up to 2,000,000 shares of our common stock which the people identified under "Selling Shareholders" may offer and sell from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, where our common stock is listed for trading under the symbol "MPO," in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or in a combination of such methods of sale. They will sell the common stock at prices to which the parties agree. The selling shareholders may or may not use brokers and dealers in these transactions. The respective selling shareholders will pay any brokerage fees or commissions relating to sales by them. See "Method of Sale."

         We may issue these shares of common stock to the selling shareholders upon the exercise by the selling shareholders of options we have previously awarded to them. In addition, we have issued to the selling shareholders an aggregate of 225,000 shares of our common stock which, when issued, were subject to restrictions on transfer and encumbrance for a specified period of time.

         We will not receive any of the proceeds from any sales by the selling shareholders. We will pay all of the expenses associated with the registration of the common stock and this Prospectus.

         On August 18, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $13.63 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                                   -----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, and they have not determined if this Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                   -----------

                 The date of this Prospectus if August 20, 1999.

         We have not authorized anyone to give any information or to make any representation which is not contained in this Prospectus or in a document incorporated by reference into this Prospectus. If anyone gives any information or makes any representation which is not contained in, or incorporated into this Prospectus, you must not rely upon it as having been authorized by us or by anyone acting on our behalf. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, our securities by any person in any jurisdiction in which it is unlawful for that person to make such an offer or solicitation. No matter when you receive this Prospectus or purchase securities to which it relates, you must not assume it is correct at any time after its date.

                                TABLE OF CONTENTS

Heading:                                                           Page Number

The Company .............................................................  2
Proposed Merger .........................................................  2
Risk Factors ............................................................  3
Selling Shareholders ....................................................  9
Use of Proceeds .........................................................  9
Method of Sale ..........................................................  9
Where You Can Find More Information ..................................... 10
Legal Matters ........................................................... 11
Experts ................................................................. 11
Annex I - Selling Shareholders .......................................... 12


                                   THE COMPANY

         MotivePower is a leader in the manufacturing and distribution of products for rail and other power-related industries, and also provides a variety of related contract services. MotivePower provides products and services to freight and passenger railroads, including every Class I railroad in North America, metropolitan transit and commuter rail authorities, original equipment manufacturers, industrial power-related markets and other customers internationally. MotivePower has its headquarters in Pittsburgh, Pennsylvania and other strategically located facilities in the United States, Canada and Mexico.

         MotivePower was incorporated in Delaware in 1994 and became a Pennsylvania corporation through its merger into a wholly-owned subsidiary in April 1999.

         MotivePower's principal executive offices are located at Two Gateway Center, 14th Floor, Pittsburgh, Pennsylvania 15222, telephone number (412) 201-1101.

                                 PROPOSED MERGER

         The Boards of Directors of MotivePower and Westinghouse Air Brake Company have approved a merger agreement which provides for a combination of the two companies. If the merger is completed, holders of WABCO common stock will receive, for each WABCO share, 1.3 shares of MotivePower common stock. MotivePower shareholders will continue to own their existing shares after the merger.

         The Boards of Directors of MotivePower and WABCO have asked the shareholders to approve and adopt the merger agreement and the merger at special meetings of the companies scheduled to be held on August 23, 1999. The merger cannot be completed unless the shareholders of both companies approve it.

                                  RISK FACTORS

TERMINATION FEES AND RECIPROCAL STOCK OPTION AGREEMENTS COULD DETER ALTERNATIVE TRANSACTIONS BY MAKING THEM MORE DIFFICULT OR EXPENSIVE.

         MotivePower or WABCO must pay to the other a termination fee of $15 million plus up to $2 million in expenses if the merger agreement proposed to be entered into by the parties terminates under specified circumstances. MotivePower and WABCO have also entered into reciprocal stock option agreements which provide MotivePower and WABCO the right to acquire up to 19% of the other's outstanding common stock under specified conditions, with the profit either party can derive from the option limited to $15 million. The termination fees and the stock option agreements could deter either MotivePower or WABCO from entering into an alternative transaction by making an alternative transaction more difficult or expensive. Among other effects, the stock option agreements could prevent an alternative business combination with WABCO or MotivePower from being accounted for as a "pooling of interests." The stock option agreements may therefore discourage proposals for alternative business combinations with WABCO or MotivePower, even if a third party were prepared to offer shareholders of WABCO or MotivePower consideration with a higher market value than the value of the MotivePower stock to be exchanged for WABCO stock in the merger.

THE COMBINED COMPANY MAY NOT BE ABLE TO REALIZE THE COST SAVINGS AND OTHER SYNERGIES OF THE MERGER OR SUCCESSFULLY INTEGRATE THE OPERATIONS OF MOTIVEPOWER AND WABCO.

         The merger involves the integration of two companies that have previously operated independently. WABCO and MotivePower expect to realize significant cost savings and other synergies from the merger, but the combined company may not be able to achieve these synergies or cost savings. Further, the costs of achieving these synergies may be significantly greater than we anticipate. MotivePower and WABCO estimate that the direct costs of the merger will be approximately $20-25 million. MotivePower and WABCO also estimate that MotivePower will incur integration-related expenses, including severance, of approximately $35-40 million. These expenses may impact the combined company going forward. In addition, if these costs and expenses are higher than estimated, the merger benefits may be reduced. MotivePower and WABCO will also need to integrate numerous systems, including management information, purchasing, accounting and finance, sales, billing and payroll, which will require substantial attention from management. MotivePower and WABCO do not expect that they will complete their systems integration before the end of 1999. Diversion of management attention to and difficulties associated with integrating MotivePower and WABCO could harm the operating results of the combined company and impact the value of its common stock.

THE COMBINED COMPANY'S ABILITY TO EXPAND ITS INTERNATIONAL OPERATIONS MAY BE LIMITED BY THE NEED TO OBTAIN ADDITIONAL REGULATORY APPROVALS IN FOREIGN JURISDICTIONS AND THE NEED TO MEET LOCAL EQUIPMENT REQUIREMENTS.

         MotivePower and WABCO conduct international operations through a variety of wholly-owned subsidiaries, majority-owned subsidiaries and equity interests located in the United States, Canada, Mexico, Europe, Australia and Asia. MotivePower and WABCO are also exploring the possibility of expansion into other international markets. The combined company's ability to expand sales of its products internationally, in particular its locomotive and freight braking products, is limited by the necessity of obtaining regulatory approval in new jurisdictions. For example, local regulatory approval is required in order to market WABCO's brake shoes in India. The combined company's international growth strategy can also be hampered by the additional expense of modifying products to comply with local railroad equipment requirements.

THE COMBINED COMPANY'S FINANCIAL PERFORMANCE ON A U.S. DOLLAR-DENOMINATED BASIS MAY BE SIGNIFICANTLY AFFECTED BY FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

         The combined company's international operations also pose risks due to currency exchange rates. The combined company's financial performance is reported on a U.S. dollar-denominated basis. However, MotivePower's and WABCO's international operations are generally conducted in the currencies of the countries in which such operations are located. Fluctuations in currency exchange rates can negatively impact the combined company's financial results.

FLUCTUATIONS IN CUSTOMER ORDERS IN THE RAILWAY INDUSTRY DUE TO ECONOMIC CONDITIONS AND ALTERNATE FORMS OF TRANSPORTATION CAN REDUCE THE COMBINED COMPANY'S REVENUES AND HARM ITS FINANCIAL RESULTS.

         The railway industry has historically been subject to significant fluctuations due to overall economic conditions and the level of use of alternate methods of transportation. In economic downturns, railroads may defer some expenditures in order to conserve cash in the short term and reductions in freight traffic may reduce demand for the combined company's products. This could reduce the combined company's revenues without a corresponding decrease in its fixed costs. This can negatively impact the combined company's financial results. We cannot assure you that the economic conditions will remain favorable or that there will not be significant fluctuations adversely affecting the industry as a whole and, as a result, the combined company.

CYCLICALITY IN THE PASSENGER TRANSIT INDUSTRY CAN REDUCE THE COMBINED COMPANY'S REVENUES AND HARM ITS FINANCIAL RESULTS.

         Although many industries tend to be cyclical, the passenger transit railway industry is particularly so. New passenger transit car orders vary from year to year and are influenced greatly by major replacement programs and by the construction or expansion of transit systems by transit authorities. Although the combined company's revenues may be reduced at any time due to lack of orders from the passenger transit industry, its fixed costs which are necessary to be prepared for busy periods may stay the same. This can negatively impact the combined company's financial results.

BECAUSE A MATERIAL PORTION OF THE COMBINED COMPANY'S FUTURE NET SALES WILL DERIVE FROM GOVERNMENTAL OR OTHER PUBLIC ENTITIES, AND NOT PRIVATE COMPANIES, IT CAN BE NEGATIVELY AFFECTED BY CHANGES IN POLITICAL, ECONOMIC OR SIMILAR CONDITIONS.

         A substantial portion of WABCO's net sales have been, and WABCO and MotivePower expect that a substantial portion of the combined company's future net sales may be, derived from contracts with metropolitan transit and commuter rail authorities and Amtrak. To the extent that future funding for proposed public projects is curtailed or withdrawn altogether as a result of changes in political, economic, fiscal or other conditions beyond the combined company's control, these projects may be delayed or canceled, resulting in a potential loss of new business.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS MAY REQUIRE THE COMBINED COMPANY TO USE ITS CASH TO PAY FOR LEGAL FEES AND SETTLEMENTS OR JUDGMENTS.

         The combined company may be the subject of intellectual infringement claims by third parties. Any infringement claims, even if meritless, will be costly and time-consuming to defend. GE Harris Railway Electronics, LLC and GE Harris Railway Electronic Services, LLC have brought suit against WABCO for alleged patent infringement and unfair competition related to a communications system installed in one of WABCO's products. These GE Harris entities are seeking to prohibit WABCO from future infringement and are seeking an unspecified amount of money damages to recover, in part, royalties. WABCO is defending, and the combined company will continue to defend, these claims. However, if the combined company is not successful, it may require the combined company to use its cash to pay for legal fees and settlements or judgments.

YEAR 2000 ISSUES MAY NEGATIVELY AFFECT THE COMBINED COMPANY'S OPERATIONS AND THE COMBINED COMPANY'S SUPPLIERS OR CUSTOMERS IN A MANNER WHICH COULD IMPACT THE COMBINED COMPANY'S BUSINESS.

         The Year 2000 problem is the result of computer programs using two digits rather than four to define the applicable year. Any of MotivePower's and WABCO's computer programs that use two digits rather than four digits to specify the year will be unable to interpret dates beyond December 31, 1999. This problem could result in a system failure or miscalculations causing disruptions of operations. The three major areas that could be critically affected are financial and information system applications, manufacturing operations and third-party relationships with vendors and with customers. MotivePower and WABCO have developed plans to address this exposure. MotivePower and WABCO have assessed financial and operational systems and manufacturing equipment, developed and continue to develop detailed plans and have commenced conversion efforts. Each of MotivePower and WABCO believes that its present remediation and replacement programs will adequately address the Year 2000 problems with respect to their internal systems in all material respects. However, the combined company may experience minor disruptions with respect to the remediation and replacement programs that are currently operating. In addition, MotivePower's and WABCO's vendors, suppliers and other service providers may not successfully resolve their own Year 2000 problems in a manner which avoids significant impact to MotivePower and WABCO. MotivePower and WABCO have received written assurances from some of their suppliers and customers and other providers acknowledging the Year 2000 problems and stating their present intention to be compliant. MotivePower and WABCO have not received assurances from all of their suppliers and other providers and one or more key suppliers and other providers could fail to become compliant in time to avoid a disruption to the combined company's business.

         A Year 2000 failure of the combined company's systems, or those of key suppliers or other providers, could cause disruptions of its business. These disruptions could include a slowdown or shutdown of production, an inability to invoice or collect from customers, an inability to receive critical supplies or a reduction in customer orders. Any one or more of these could harm the combined company's financial results.

         MotivePower's and WABCO's products are generally sold with a limited warranty for defects. MotivePower and WABCO have reviewed their products currently in use by their customers or being sold and do not believe that there will be material increases in warranty or liability claims arising out of Year 2000 non-compliance. However, a material increase in such claims could require the combined company to apply substantial amounts of money or time to correct any defects.

FOLLOWING THE MERGER THE COMBINED COMPANY WILL HAVE SUBSTANTIAL LEVERAGE AND SERVICING DEBT WILL REQUIRE A SUBSTANTIAL PORTION OF THE COMBINED COMPANY'S CASH FLOWS.

         Following the merger, MotivePower's leverage will increase as a result of the assumption of WABCO's indebtedness. On a pro forma basis, after giving effect to the merger, total indebtedness of the combined company as of December 31, 1998 would have been $573.6 million resulting in pro forma total capitalization of the combined company of approximately 80% debt and 20% equity, exclusive of the effect of any prepayment premiums, costs of refinancing or costs of the merger, compared with actual company total indebtedness of $105.8 million and total capitalization of 37% debt and 63% equity as of December 31, 1998. The additional indebtedness will require the combined company to dedicate a substantial portion of its future cash flow to the payment of principal and interest on this indebtedness, thereby reducing funds available for capital expenditures and future business opportunities. The combined company may choose to refinance a significant portion of WABCO's and MotivePower's outstanding long-term debt. In addition, management has plans to reduce indebtedness, but we cannot be certain that we will be successful in either refinancing or reducing the indebtedness of the combined company. The high level of debt may

         -- limit the combined company's ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements,

         -- increase the combined company's vulnerability to adverse economic and industry conditions,

         -- limit the combined company's flexibility in planning for, or reacting to, changes in the combined company's business and the industry,

         -- place the combined company at a competitive disadvantage compared to its competitors that have less debt, and

         -- limit the combined company's ability to borrow additional funds.

WABCO'S CURRENT CREDIT FACILITIES LIMIT ITS ABILITY TO TAKE CERTAIN ACTIONS WHICH MAY REQUIRE ACCELERATED REPAYMENT OF INDEBTEDNESS AFTER THE MERGER AND WILL LIMIT THE COMBINED COMPANY'S ABILITY TO ENTER INTO SOME TRANSACTIONS AND TO INCUR ADDITIONAL INDEBTEDNESS AFTER THE MERGER.

         Indebtedness under WABCO's current credit agreement is guaranteed by all of WABCO's domestic subsidiaries and secured by substantially all of WABCO's and its domestic subsidiaries' assets. WABCO's current credit agreement contains covenants that, among other things, limit the payment of dividends and the incurrence of additional debt and restricts mergers, acquisitions and sales of assets or sales of the stock of WABCO's subsidiaries. WABCO is also required to maintain specified financial ratios and meet other financial tests. Although WABCO and MotivePower believe that the combined company will be able to maintain compliance with the financial tests contained in WABCO's current credit agreement, there can be no assurance that it will be able to do so. The restrictions imposed by these covenants may adversely affect the combined company's ability to make acquisitions or take advantage of favorable business opportunities.

         WABCO believes that the proposed merger with MotivePower will constitute an event of default under WABCO's credit agreement but not directly under either of its indentures. WABCO anticipates receiving a waiver or renegotiating its credit agreement prior to the merger. However, WABCO may not receive this waiver or renegotiate the credit agreement on favorable terms. If WABCO does not receive a waiver or successfully renegotiate the credit agreement prior to the merger, a portion of WABCO's indebtedness would be payable.

         The indentures under which WABCO's 9 3/8% Notes due 2005 were issued also contain covenants that, among other things, limit the ability of WABCO and some of its subsidiaries to:

         --       incur indebtedness,

         --       pay dividends on and redeem capital stock,

         -- create restrictions on investments in unrestricted subsidiaries,

         --       make distributions from some subsidiaries,

         --       use proceeds from the sale of assets and subsidiary stock,

         --       enter into transactions with affiliates,

         --       create liens and

         --       enter into sale/leaseback transactions.

         WABCO's requirement to meet the foregoing covenants impacts the manner in which it operates its business and will limit the manner in which the combined company operates after the merger. It could limit the combined company's ability to spend money on capital projects, research and development costs, or similar items.

It could also make the combined company unable to complete acquisitions or to take advantage of favorable business opportunities. Further, the combined company's failure to meet any of the foregoing covenants could trigger defaults under the WABCO credit facilities. The documents for the WABCO credit facilities are cross-defaulted, so that defaults in one document would trigger defaults in others and could cause the related indebtedness to become payable.

WABCO IS CURRENTLY INVOLVED IN ASBESTOS LITIGATION WHICH COULD, UNDER CERTAIN CIRCUMSTANCES, REQUIRE THE COMBINED COMPANY TO USE SUBSTANTIAL AMOUNTS OF CASH FOR LEGAL FEES AND SETTLEMENTS OR JUDGMENTS.

         WABCO and Railroad Friction Products Corporation and Vapor Corporation, each wholly-owned subsidiaries of WABCO, are defendants in asbestos bodily injury actions pending in various state and federal jurisdictions. WABCO believes that pursuant to the asset purchase agreement by which it acquired the North American operations of the railway products group of American Standard, Inc., American Standard remains liable for all asbestos claims filed against WABCO. Although WABCO believes that American Standard is willing and able to fulfill its indemnity obligation, there can be no assurance that American Standard will not dispute or become unable to perform its obligations. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

         With respect to asbestos claims against Railroad Friction Products Corporation, WABCO believes that the American Standard asset purchase agreement requires American Standard to indemnify WABCO and Railroad Friction Products Corporation for 50% of any liability and defense costs Railroad Friction Products Corporation may incur with respect to asbestos claims. The remaining costs are covered by insurance. American Standard's indemnity obligation with respect to Railroad Friction Products Corporation claims expires in March 2000 in connection with claims that are initiated after that date. Again, although WABCO believes that American Standard is willing and able to fulfill its indemnity obligation with respect to Railroad Friction Products Corporation asbestos claims, there can be no assurance that American Standard will not dispute or become unable to perform its obligations. In addition, claims may be made after American Standard's indemnification obligations expire and/or the coverage afforded by insurance may at some time in the future be exhausted or unavailable. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

         Finally, WABCO believes that Mark IV Industries, Inc., the former owner of Vapor is obligated to indemnify WABCO and Vapor for asbestos claims against Vapor. Although WABCO believes that Mark IV is willing and able to fulfill its indemnity obligation with respect to Vapor asbestos claims, there can be no assurance that Mark IV will not dispute or become unable to perform its obligations. If this occurs, the combined company would be required to use its cash to pay for legal fees and settlements or judgments related to the asbestos claims.

MOTIVEPOWER'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS ITS STOCK PRICE.

         MotivePower's articles of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of MotivePower. These provisions allow MotivePower to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for MotivePower shareholders to effect some corporate actions.

         In addition, under MotivePower's shareholder rights plan, holders of MotivePower common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under specified circumstances involving a potential change of control. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire MotivePower on terms not approved by the MotivePower Board. The foregoing provisions could reduce the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of MotivePower common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this document and in the documents which are incorporated by reference that are subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of MotivePower and WABCO, and of the combined company after the closing, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

Economic and Industry Conditions

         -- materially adverse changes in economic or industry conditions generally or in the markets served by our companies, including North America, South America, Europe, Australia and Asia

         --       demand for services in the freight and passenger rail industry

         --       consolidations in the rail industry

         --       demand for our products and services

         --       continued outsourcing by our customers

         -- demand for freight cars, locomotives, passenger transit cars and buses

         -- industry demand for faster and more efficient braking equipment

         --       fluctuations in interest rates

Operating Factors

         --       supply disruptions

         --       technical difficulties

         --       changes in operating conditions and costs

         --       successful introduction of new products

         --       labor relations

         --       completion and integration of additional acquisitions

         --       the development and use of new technology

         --       year 2000 disruptions

Competitive Factors

                  --       the actions of competitors

Political/Governmental Factors

                  --       political stability in relevant areas of the world

                  -- future regulation/deregulation of our customers and/or the rail industry

                  --       governmental funding for some of our customers

                  -- political developments and laws and regulations, such as forced divestiture of assets, restrictions on production, imports or exports, price controls, tax increases and retroactive tax claims, expropriation of property, cancellation of contract rights, and environmental regulations

Transaction or Commercial Factors

                  -- the outcome of negotiations with partners, governments, suppliers, customers or others

                  -- our ability to integrate the businesses of MotivePower and WABCO successfully after the merger.


                              SELLING SHAREHOLDERS

         The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each selling shareholder and his or her relationship to MotivePower during the past three years; (b) the number of shares of common stock each selling shareholder beneficially owns (assuming that all options and restricted shares which they have previously been granted are fully vested and free from restrictions on transfer); (c) the number of shares of common stock offered pursuant to this Prospectus by each selling shareholder; and (d) the amount and percentage of the common stock outstanding to be held by such selling shareholder after giving effect to the offering of the common stock covered by this Prospectus. The information contained in Annex I may be amended or supplemented from time to time.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock by selling shareholders covered by this Prospectus.

                                 METHOD OF SALE

         This Prospectus relates to the possible offer and sale from time to time by the selling shareholders of their shares of common stock which they may receive upon the exercise of options or which they now hold and may sell upon the lapse of restrictions on transfer, if any. We have registered their shares for resale to provide them with freely tradeable securities. However, registration of their shares does not necessarily mean that they will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of their shares.

         The selling shareholders may offer and sell the shares of common stock to which this Prospectus relates from time to time in one or more types of transactions (which may include block transactions) on the New York Stock exchange, where our common stock is listed for trading under the symbol"MPO," in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or in a combination of such methods of sale. They will sell the common stock at prices which are current when the sales take place or at other prices to which the parties agree. The respective selling shareholders may use brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales by them in amounts to be negotiated by them prior to sale. The selling shareholders and any brokers or dealers participating in the sale of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts and commissions received by them and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. Some shares may also be sold by other people or entities which receive the shares from one or more of the selling shareholders by gift, by operation of law (including the laws of descent and distribution) or by other transfers or assignments.

         Selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

                       WHERE YOU CAN FIND MORE INFORMATION

         MotivePower files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         This prospectus is a part of a registration statement on Form S-8 filed by MotivePower with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. When we file documents in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the time we file a post-effective amendment to the registration statement reporting that all the securities which are the subject of the registration statement have been sold or deregistering any securities which have not been sold, those documents we file will be incorporated into this prospectus and will be a part of it beginning on the date those documents are filed. If any document which we file changes anything said in this prospectus or in an earlier document which is incorporated into this prospectus, the later document will modify or supersede what is said in this prospectus or the earlier document.

         This prospectus also incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about MotivePower.

REPORT                                       PERIOD OR FILING DATE                            SEC FILE NO.

Annual Report on Form 10-K                   Fiscal Year ended December 31, 1998              001-13225

Quarterly Report Form 10-Q                   Filed on May 14, 1999                            001-13225

Quarterly Report Form 10-Q                   Filed on August 16, 1999                         001-13225

Current Report on Form 8-K                   Filed on June 3, 1999                            001-13225

Current Report on Form 8-K                   Filed on August 18, 1999                         001-13225

The description of MotivePower common        Filed on May 4, 1999                             001-13225
stock set forth in the Registration
Statement on Form 8-A

The description of share purchase            Filed on May 4, 1999 and amended on              001-13225
rights set forth in the Registration         June 3, 1999
Statement on Form 8-A

Registration Statement on Form S-4           Filed on July 20, 1999                           333-83221

         Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Shareholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Two Gateway Center, 14th Floor, Pittsburgh, PA 15222, Tel: (412) 201-1101.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for MotivePower by Doepken Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The Westinghouse Air Brake Company consolidated financial statements and schedules as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996 incorporated in this prospectus which is part of this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

                                     ANNEX I

                            SELLING SHAREHOLDERS (1)


                                                                                         Shares Beneficially Owned
                                                                                            After Offering: (2)
                                                                              ------------------------------------------------
                                                                                                                 Percentage
                         Relationships          Shares           Shares                                           following
                            to the           Beneficially       Offered                                             WABCO
       Name                 Company             Owned            Hereby          Number         Percentage          merger
--------------------    ----------------    ---------------    -----------    ------------     -------------    --------------
John C. Pope (3)        Chairman                   917,628        562,500         355,128              1.3%           0.5%

Michael A. Wolf (4)     President,               1,093,234        825,000         268,234              1.0%           0.4%
                        Chief
                        Executive
                        Officer and
                        Director


--------------

(1) Assumes that all options held by the listed individuals are fully vested and exercisable and that all restricted shares held are freely transferable without restriction. Shares deemed beneficially owned by virtue of these assumptions are treated as outstanding for purposes of determining beneficial ownership by such individual.

(2) Assumes the sale of all securities offered hereby irrespective of whether there is any present intention to do so.

(3) The shares beneficially owned by Mr. Pope consist of 208,622 shares owned of record by him or held in a 401(k) plan of which he is the beneficiary, including 112,500 shares issued to Mr. Pope under the Plan which were subject to restrictions on transfer when issued; 450,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $7.15 per share; and 259,006 shares held in a deferred compensation plan as to which he bears the economic risk of ownership.

(4) The shares beneficially owned by Mr. Wolf consist of 408,037 owned of record by him, his spouse or trusts or 401(k) plans of which he or his spouse is a beneficiary, including 225,000 shares issued to Mr. Wolf under the Plan which were subject to restrictions on transfer when issued; 600,000 shares issuable to him upon the exercise of a currently exercisable option at an exercise price of $5.19 per share; and 85,197 shares held in a deferred compensation plan as to which he bears the economic risk of ownership.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents previously filed with the Securities and Exchange Commission by MotivePower Industries, Inc., a Pennsylvania corporation ("MotivePower" or the "Company"), are incorporated herein by reference and shall be deemed to be a part hereof:

                  (a) The description of common stock of the Company contained in the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission (the "Commission") on May 4, 1999 (SEC File No. 001-13225);

                  (b) The description of the share purchase rights of the Company contained in the Registration Statements on Form 8-A filed with the Commission on May 4, 1999 and the amendment thereto on Form 8-A/A filed with the Commission on June 3, 1999 (SEC File No. 001-13225);

                  (c) The Company's Annual Report on Form 10-K for the year ended December 31, 1998 (SEC File No. 001-13225);

                  (d) The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (SEC File No. 001-13225);

                  (e) The Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1999 (SEC File No. 001-13225);

                  (f) The Company's Current Reports on Form 8-K dated May 14, 1999, June 3, 1999 and August 18, 1999 (SEC File No. 001-13225); and

                  (g) The Company's Registration Statement on Form S-4 filed July 20, 1999 (SEC File No. 333-83221).

         All documents filed by MotivePower pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated in paragraphs (a) through (g) above, being hereinafter referred to as "Incorporated Documents").

         Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         MotivePower's charter and by-laws provide for indemnification of MotivePower's directors and officers for liabilities and expenses that they may incur in such capacities. The MotivePower charter provides that, to the fullest extent permitted by Pennsylvania law, no director will be personally liable to the corporation for or with respect to any acts or omissions in the performance of his or her duties. Pennsylvania law permits a corporation to eliminate the personal liability of its directors for monetary damages for any action taken or failure to take any action unless: (1) such directors have breached or failed to perform their duties; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. MotivePower has adopted such a provision in its charter. However, a Pennsylvania corporation is not empowered to eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law. Reference is made to MotivePower's charter incorporated by reference as set forth below as Exhibit 4.1 hereto, and by-laws set forth below as Exhibit 4.2 hereto.

         MotivePower also maintains directors and officers liability insurance which provides for coverage against loss arising from claims made against directors and officers in their capacity as such.

         MotivePower has agreed to indemnify, to the extent provided under the charter and by-laws of Westinghouse Air Brake Company ("WABCO") in effect on June 2, 1999, the individuals who on or before the closing were officers or directors of WABCO or its subsidiaries with respect to all acts or omissions before the closing by these individuals in these capacities. MotivePower has also agreed to provide, for six years after the closing, a directors' and officers' liability insurance and indemnification policy that provides WABCO's officers and directors in office immediately prior to the closing coverage substantially equivalent to WABCO's policy in effect on June 2, 1999.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers, the Company is aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is therefore unenforceable. Under certain circumstances, the Company might be required to submit to a court the question of whether indemnification is permissible before it could indemnify directors or officers for such liabilities.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.
         Exhibit No.       Description of Exhibit
         -----------       ----------------------

         4.1 Articles of Incorporation (incorporated by reference to Appendix B to MotivePower's Definitive Proxy Statement filed on March 19, 1999).

         4.2 By-laws of MotivePower (incorporated by reference to Exhibit 2 to MotivePower's Registration Statement on Form 8-A filed on May 4, 1999).

         4.3 Rights Agreement, dated as of January 19, 1996 between MotivePower and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 1 to MotivePower's Report on Form 8-K filed on January 31, 1996).

         4.4 First Amendment to the Rights Agreement, dated April 5, 1996 (incorporated by reference to Exhibit 2 to MotivePower's Amendment No. 1 on Form 8-A/A filed on April 25, 1996).

         4.5 Second Amendment to the Rights Agreement, dated June 20, 1996 (incorporated by reference to Exhibit 3 to MotivePower's Amendment No. 2 on Form 8-A/A filed on July 3, 1996).

         4.6 Third Amendment to the Rights Agreement, dated July 25, 1996 (incorporated by reference to Exhibit 4 to MotivePower's Registration Statement on Form 8-A filed on August 1, 1997).

         4.7 Fourth Amendment to the Rights Agreement, dated August 22, 1997 (incorporated by reference to Exhibit 1 to MotivePower's Amendment No. 1 on Form 8-A/A filed on October 23, 1997).

         4.8 Fifth Amendment to the Rights Agreement, dated June 2, 1999 (incorporated by reference to Exhibit 1 to MotivePower's Amendment No. 1 on Form 8-A/A filed on June 3, 1999).

         *4.9 MotivePower Industries, Inc. Stock Incentive Plan, as amended.

         *5.1 Opinion of Doepken Keevican & Weiss, as to the legality of the securities being registered.

         *23.1             Consent of Deloitte & Touche LLP.

         *23.2             Consent of Arthur Andersen LLP.

         *23.3             Consent of Doepken Keevican & Weiss (included in
                           Exhibit 5.1 to this Registration Statement).

         *24.1             Powers of Attorney.

-------------------

* Filed herewith. Exhibits incorporated by reference herein have previously been filed by the Company with the Securities and Exchange Commission (SEC File No. 001-13225).

Item 9.  Undertakings.

(a)      The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)      To include any prospectus required by
                           Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on this 19th day of August, 1999.

                                           MOTIVEPOWER INDUSTRIES, INC.

                                           By: /s/ Scott E. Wahlstrom
                                              ------------------------------
                                                 Scott E. Wahlstrom
                                                 Vice President, Human Resources
                                                   and Administration

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 19, 1999.


Signature                                            Title                              Date
---------                                            -----                              ----
/s/  John C. Pope*                          Non-Executive Chairman                      August 19, 1999
--------------------------------            and Director
John C. Pope

/s/ Michael A. Wolf*                        President and Chief Executive               August 19, 1999
--------------------------------            Officer and Director (Principal
Michael A. Wolf                             Executive Officer)


/s/ William F. Fabrizio*                    Senior Vice President and Chief             August 19, 1999
--------------------------------            Financial Officer (Principal
William F. Fabrizio                         Financial Officer)

/s/ David L. Bonvenuto*                     Vice President, Controller and              August 19, 1999
--------------------------------            Principal Accounting Officer
David L. Bonvenuto

/s/ Gilbert E. Carmichael*                  Vice Chairman and Director                  August 19, 1999
--------------------------------
Gilbert E. Carmichael

/s/ Ernesto Fernandez Hurtado*              Director                                    August 19, 1999
--------------------------------
Ernesto Fernandez Hurtado

/s/ Lee B. Foster II*                       Director                                    August 19, 1999
--------------------------------
Lee B. Foster II

/s/ James P. Miscoll*                       Director                                    August 19, 1999
--------------------------------
James P. Miscoll

/s/ Nicholas J. Stanley*                    Director                                    August 19, 1999
--------------------------------
Nicholas J. Stanley

* By: /s/ William F. Fabrizio               Attorney-in-Fact                            August 19, 1999
      --------------------------
         William F. Fabrizio